Exhibit 10.3

TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) for the performance of transition services is effective as of June 7, 2006, between Panda Energy Management, LP (“PEM”), a Delaware limited partnership, and Panda Ethanol, Inc. (the “Company”), a Delaware corporation. PEM and the Company are hereinafter sometimes referred to individually as a “Party” and jointly as the “Parties.”

WHEREAS, the Company and PEM are currently wholly owned subsidiaries of Panda Energy International, Inc. (“PEII”), a Texas corporation;

WHEREAS, PEM currently provides administrative services on behalf of PEII to PEII and its subsidiaries, including the Company;

WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of May 18, 2006 (the “Merger Agreement”), upon and subject to the terms of which, at the effective time of the Merger (as defined in the Merger Agreement), the separate existence of the Company shall cease and the surviving corporation’s name shall thereafter be Panda Ethanol, Inc.;

WHEREAS, in order to support the ongoing business operations of the Company and, if necessary, to facilitate an orderly transition following the Merger, PEM and the Company desire that PEM provide, or coordinate the provision of, certain administrative services (as described more fully below) to the Company from the effective date of this Agreement until such time that the successor of the Company, or its administrative entity, commences provision of its administrative services on a separate and independent basis (the “Transition Period”) and as set out more specifically on Schedule 1 hereto;

WHEREAS, following consummation of the Merger and the Transition Period, the Company may directly or indirectly provide, or coordinate the provision of, certain administrative services to PEM or certain of its affiliates;

WHEREAS, following consummation of the Merger, the Company may provide or coordinate provision of certain administrative services (which such administrative services shall be agreed to by the Parties and thereafter set forth more particularly on Schedule 2 to be subsequently attached hereto) to PEM commencing on and terminating upon mutually agreed upon dates to be determined by the Parties; and

WHEREAS, this Agreement shall be deemed binding upon and inure to the benefit of the successor of the Company pursuant to the Merger;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereto agree as follows:

1. Description of PEM Services. Subject to the terms and provisions of this Agreement, PEM shall:

(a) provide the Company with, or coordinate the provision to the Company of, general administrative services of an employment, financial, technical, commercial, administrative and/or advisory nature as set forth more specifically on Schedule 1 which is attached hereto and made a part hereof for all purposes; and

(b) provide such other specific services as the Company may from time to time reasonably request, subject to PEM’s sole discretion and PEM being in a position to provide such additional services at the time of such request.

The services to be provided by PEM pursuant to this Section 1 shall be referred to collectively herein as the “PEM Services,” and individually as a “PEM Service.” It is understood and agreed that certain of the PEM Services described on Schedule 1 hereto may not be relevant or necessary to the Company’s business and operations. To the extent that such PEM Services are not relevant or necessary, then PEM will not provide, or coordinate the provision of, such PEM Services to the Company, and the Company will not be required to pay for such PEM Services.

All PEM Services provided to the Company pursuant to this Agreement shall be based solely on information and communications provided to PEM by the Company and PEM shall not be liable for any inaccuracy, liability, loss, damage, claim, or expense of any kind, including costs and attorneys fees, due to or arising out of PEM’s reliance on the information or communications provided by the Company.

Unless otherwise specifically provided on Schedule 1 hereof, PEM may provide or coordinate provision of each PEM Service for the period or term specified on each applicable Schedule 1 hereto; provided, however, that notwithstanding the term as specified on the applicable Schedule 1, the Company and PEM may mutually agree in writing to extend the term applicable to the PEM Services, and provided, further, that the Company may, at its option, upon no less than thirty (30) days prior written notice to PEM (or such other period as the Parties may mutually agree in writing), terminate all or any specific category of such PEM Services prior to the expiration of the term specified in the applicable Schedule 1. Notwithstanding anything herein to the contrary, the aggregate amount which may be paid to PEM for general and administrative services provided directly by PEM (and not by any third party provider) pursuant to the terms hereof for the first one hundred twenty (120) calendar days after the date hereof may not exceed $5.0 million in the aggregate.

2. Description of Company Services. Subject to the terms and provisions of this Agreement, the Company shall following consummation of the Merger and the Transition Period:

(a) provide PEM with or coordinate the provision to PEM of general administrative services of an employment, financial, technical, commercial, administrative and/or advisory nature in accordance with schedules to be agreed to by the Company and PEM after the date hereof and which shall thereafter be attached hereto as Schedule 2 and made a part hereof for all purposes; and

(b) provide such other specific services as PEM may from time to time reasonably request, subject to the Company’s sole discretion and the Company being in a position to provide such additional services at the time of such request.

The services to be provided by the Company pursuant to this Section 2 shall be referred to collectively herein as the “Company Services,” and individually as a “Company Service.” It is understood and agreed that certain of the Company Services described on Schedule 2 hereto may not be relevant or necessary to PEM’s business and operations. To the extent that such Company Services are not relevant or necessary, then the Company will not provide or coordinate the provision of such Company Services to PEM, and PEM will not be required to pay for such Company Services.

All Company Services provided to PEM pursuant to this Agreement shall be based solely on information and communications provided to the Company by PEM and the Company shall not be liable for any inaccuracy, liability, loss, damage, claim, or expense of any kind, including costs and attorneys fees, due to or arising out of the Company’s reliance on the information or communications provided by PEM.

Unless otherwise specifically provided on Schedule 2 hereof, the Company may provide or coordinate provision of each Company Service for the period or term specified on each applicable Schedule 2 hereto; provided, however, that notwithstanding the term as specified on the applicable Schedule 2, the Company and PEM may mutually agree in writing to extend the term applicable to the Company Services, and provided, further, that PEM may, at its option, upon no less than thirty (30) days prior written notice to the Company (or such other period as the Parties may mutually agree in writing), terminate all or any category of such Company Services prior to the expiration of the term specified in the applicable Schedule 2.

3. Provision of PEM Services. PEM shall, with respect to the PEM Services provided to the Company pursuant to this Agreement, have sole discretion with respect to whom and what entity, including its successor or a third party, shall provide such PEM Services. PEM may, without any consent or approval of the Company:

(a) subcontract any PEM Service, in whole or in part, to any individual, corporation, partnership, trust, association, or entity of any kind or nature; provided, however, that if in connection with any such subcontracting of a PEM Service, it is anticipated that such subcontract will exceed $50,000, PEM shall first obtain the prior written consent of the Company;

(b) amend any PEM Service contract; or

(c) cease to subcontract any PEM Service, in whole or in part.

PEM shall, with respect to the PEM Services provided to the Company pursuant to this Agreement, remain responsible for the rendering to the Company of any PEM Service that is subcontracted, in whole or in part. Also, PEM shall be solely responsible for its obligations to the subcontractor under each PEM Service subcontract.

4. Provision of Company Services. The Company shall, with respect to the Company Services provided to PEM following the consummation of the Merger and the Transition Period, have sole discretion with respect to whom and what entity, including its successor or a third party, shall provide such Company Services. The Company may, without any consent or approval of PEM:

(a) subcontract any Company Service, in whole or in part, to any individual, corporation, partnership, trust, association, or entity of any kind or nature; provided, however, that if in connection with any such subcontracting of a Company Service, it is anticipated that such subcontract will exceed $50,000, the Company shall first obtain the prior written consent of PEM;

(b) amend any Company Service contract; or

(c) cease to subcontract any Company Service, in whole or in part.

The Company shall, with respect to the Company Services provided to PEM following the Merger and the Transition Period, remain responsible for the rendering to PEM of any Company Service that is subcontracted, in whole or in part. Also, the Company shall be solely responsible for its obligations to the subcontractor under each Company Service subcontract.

5. Consideration for Services. The Company shall pay PEM in accordance with this Section 5 and PEM shall accept as consideration for the PEM Services rendered to the Company pursuant to Section 1(a) the charges for such PEM Services as are set forth on each applicable Schedule 1 hereto.

For the PEM Services rendered to the Company pursuant to Section 1(b), the Company shall be charged certain fees to be subsequently negotiated and agreed to by the Parties at the time such PEM Services are requested.

PEM shall pay the Company in accordance with this Section 5 and the Company shall accept as consideration for the Company Services rendered to PEM pursuant to Section 2(a) the charges for such Company Services as are set forth on each applicable Schedule 2 hereto.

For the Company Services rendered to PEM pursuant to Section 2(b), PEM shall be charged certain fees to be subsequently negotiated and agreed to by the Parties at the time such Company Services are requested.

6. Terms of Payment for PEM Services. Charges for PEM Services rendered shall accrue until the Financial Closing Date. As used herein, “Financial Closing Date” shall mean two (2) business days following the date on which the Company closes its senior debt and subordinated debt financing arrangements related to its ethanol production project in Hereford, Texas, on terms substantially similar to the terms received by the Company on or prior to the date hereof. Prior to the Financial Closing Date and for all PEM Services provided subsequent to the Financial Closing Date, PEM shall submit in writing an invoice or invoices covering its charges to the Company for PEM Services provided pursuant to this Agreement and rendered to the Company hereunder. Such invoices shall be submitted on a monthly basis and shall contain a summary description of the charges and PEM Services rendered. Payment shall be made to PEM no later than thirty (30) days after the invoice date.

7. Terms of Payment for Company Services. The Company shall submit in writing an invoice or invoices covering its charges to PEM for each category of Company Services provided pursuant to this Agreement and rendered to PEM hereunder. Such invoices shall be submitted on a monthly basis and shall contain a summary description of the charges and Company Services rendered. Payment shall be made no later than thirty (30) days after the invoice date.

8. Method of Payment. All amounts payable by the Company for the PEM Services provided pursuant to this Agreement shall be remitted to PEM in United States dollars in the form of a check or wire transfer to a bank designated in the invoice or otherwise in writing by PEM. All amounts payable by PEM for Company Services that may be provided to PEM by the Company pursuant to this Agreement shall be remitted to the Company in United States dollars in the form of a check or wire transfer to a bank designated in the invoice or otherwise in writing by the Company.

9. Audit Rights and Records Retention. Each of the Company and PEM, as the case may be, shall, in order to obtain additional information regarding such PEM Services or Company Services, as the case may be, have the right to audit and review any charges or invoices for PEM Services or Company Services, as the case may be. To the extent necessary, each Party shall be provided with reasonable access to information of the other Party to enable them to review and audit the other Party’s charges and invoices, including verifying that the PEM Services or Company Services, as the case may be, are being provided in accordance with this Agreement. PEM or the Company, as the case may be, shall cooperate with any such review or audit, and shall make the information reasonably required to conduct such audit available on a timely basis.

Each of PEM and the Company, as the case may be, shall create and maintain accurate records regarding the PEM Services, or Company Services, as the case may be, provided pursuant to this Agreement and the amounts charged and paid or received under this Agreement; such records shall include information regarding the determination of the charges or the cost allocation for any such PEM Services or Company Services, as the case may be. Each Party shall create and maintain those records with the same degree of completeness and care as it maintains its other similar business records and shall maintain those records for the time or times required by applicable law or regulation; provided, however, that each Party shall, upon request of the other Party, maintain any of those records for a longer time if the requesting Party pays the additional expenses incurred in complying with that request.

10. WARRANTIES. THIS IS A SERVICES AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE.

11.	Standard of Conduct; Limitation on Liability.

(a) PEM shall have no liability with respect to its furnishing of PEM Services hereunder to the Company except on account of PEM’s gross negligence or willful misconduct. The Company shall have no liability with respect to its furnishing of Company Services hereunder except on account of the Company’s gross negligence or willful misconduct.

(b) In no event shall either Party have any liability, whether based on contract, tort (including, without limitation, negligence), warranty or any other legal or equitable grounds, for any punitive, consequential, special, indirect or incidental loss or damage suffered by the other Party arising from or related to this Agreement, including without limitation, loss of data, profits (excluding profits under this Agreement), interest or revenue, or use or interruption of business, even if such Party is advised of the possibility of such losses or damages.

(c) In no event shall PEM’s or the Company’s liability, whether based on contract, tort (including without limitation, negligence), warranty or any other legal or equitable grounds, exceed in the aggregate the amount of fees paid to PEM or the Company, respectively, or under this Agreement. In no event shall PEM or the Company have any liability of any kind under this Agreement to any third party.

(d) The Parties hereto each agree to indemnify and hold harmless the other Party, its employees, agents, officers, directors, stockholders and affiliates from any and all claims, demands, complaints, liabilities, losses, damages and all costs and expenses (including legal fees) (collectively, “Damages”) arising from or relating to the use of any Service or any person using such Service (including but not limited to Damages for injury or death to persons or damage to property) to the extent not arising from the willful misconduct, bad faith or negligence of PEM or the Company. PEM represents and warrants that it has all necessary right and authority to provide the PEM Services contemplated hereunder. The Company represents and warrants that it has all necessary right and authority to provide the Company Services contemplated hereunder.

12. Termination. This Agreement and the provision, or coordination of provision, of PEM Services by PEM, or Company Services by the Company, as the case may be, may be terminated in accordance with the following:

(a) upon the mutual written agreement of the Parties;

(b) by the Company or PEM, as the case may be, for material breach of any of the terms hereof by PEM or the Company, as the case may be, if the breach is not remedied within thirty (30) days after written notice of breach is delivered to the defaulting Party;

(c) by either the Company or PEM, as the case may be, upon written notice to the other Party if PEM or the Company, as the case may be, shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership, reorganization, liquidation or bankruptcy;

(d) by PEM, upon written notice to the Company, if, for any reason, the ownership or control of the Company or any of the Company’s operations, becomes vested in, or is made subject to the control or direction of, any direct competitor of PEM (other than pursuant to the Merger); or

(e) by the Company, upon written notice to PEM, if for any reason, the ownership or control of PEM or any of PEM’s operations become vested in, or made subject to the control or direction of, any direct competitor of the Company.

Upon any such termination of Company Services, the Company shall be compensated for all Company Services rendered to the date of termination in accordance with the provisions of this Agreement.

Upon any such termination of PEM Services, PEM shall be compensated for all PEM Services rendered to the date of termination in accordance with the provisions of this Agreement.

Upon any such termination of the PEM Services provided to the Company, PEM shall provide or, as applicable, coordinate the provision of, copies, in a mutually agreed format or in a format specified by the Company, of information and data related to the PEM Services provided to the Company. The cost of custom programming shall be borne by the Company. Original information and data related to the PEM Services provided to the Company shall remain with PEM.

Upon any such termination of Company Services provided to PEM, the Company shall provide or, as applicable, coordinate the provision of, copies, in a mutually agreed format or in a format specified by PEM, of information and data related to the Company Services provided to PEM. The cost of custom programming shall be borne by PEM. Original information and data related to the Company Services provided to PEM shall remain with the Company.

13. Performance. The PEM Services to be rendered pursuant to this Agreement shall be performed in the same manner and with the same skill and care as PEM employs in the performance of its own business. The Company Services to be rendered pursuant to this Agreement shall be performed in the same manner and with the same skill and care as the Company employs in the performance of its own business.

14. Independent Contractor. PEM is providing the PEM Services, and the Company is providing the Company Services, pursuant to this Agreement as independent contractors and the Parties hereto hereby acknowledge that they do not intend to create a joint venture, partnership or any other type of agency between them.

15. Confidentiality. The specific terms and conditions of this Agreement and any Information (as defined below) conveyed or otherwise received by or on behalf of a Party in conjunction herewith are confidential. PEM, on behalf of itself and any subsidiary, and the Company, on behalf of itself and any subsidiary, each agree to hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to PEM’s or the Company’s confidential and proprietary Information, all Information concerning the other (or its business) and the other’s subsidiaries (or their respective businesses) that is either in its possession (including Information in its possession prior to the date of this Agreement) or furnished by the other or the other’s subsidiaries or their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such Party or its subsidiaries or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives; (ii) later lawfully acquired from other sources by such Party or any of its subsidiaries, which sources themselves are not bound by a confidentiality obligation; or (iii) independently generated without reference to any proprietary or confidential Information of the other Party. As used herein, “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

16. Ownership of Information. Any Information owned by one Party or any of its subsidiaries that is provided to the other Party or any of its subsidiaries pursuant to this Agreement shall remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information. Upon termination of this Agreement or the earlier termination of any PEM Services provided hereunder, PEM shall be obligated to return to the Company, as soon as reasonably practicable, any equipment or other property of the Company relating to the PEM Services provided hereunder which is in the control or possession of PEM. Upon termination of this Agreement or the earlier termination of any Company Services provided hereunder, the Company shall be obligated to return to PEM, as soon as reasonably practicable, any equipment or other property of PEM relating to the Company Services provided hereunder which is in the control or possession of the Company. Notwithstanding the foregoing, any Information or data related to the payroll and employee benefit plans (the “Plans”) of the Company or PEM, as the case may be, will belong to such Plans and such Plans shall be the owners of all Information related to such payroll and employee benefit Plans. Upon termination of this Agreement, all employee benefit Plan Information and data, along with such employee benefit plan files, as necessary, shall be transferred, as applicable, to such employee benefit Plans. Upon termination of this Agreement, all payroll Information and data, along with employee personnel files, as necessary, shall be transferred, as applicable, to the Company or PEM, as the case may be.

17. Amendment. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

18. Force Majeure. Any delays in or failure of performance by any Party hereto, other than the payment of money, shall not constitute a default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of such Party, including, but not limited to: acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any order or request of any governmental authority; acts of war; riots or strikes or other concerted acts of personnel; power failure; or any causes, whether or not of the same class or kind as those specifically named above, which are not within the reasonable control of such Party.

19. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, without the prior written consent of the other Party; provided, however, that this Agreement and all of the provisions hereof shall, automatically and without prior consent of PEM, be binding upon and inure to the benefit of the successor of the Merger, and provided, further, that the Company shall have the right and option to, without the prior consent of PEM, assign this Agreement and the Company’s rights, interests or obligations hereunder to an affiliate.

20. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

If to PEM, to:

Panda Energy Management, LP

4100 Spring Valley Road, Suite 1001A

Dallas, Texas 75244

Telephone: (972) 980-7159

Fax: (972) 980-6815

Attention: General Counsel

With a copy to PEM’s Chief Financial Officer

If to the Company, to:

Panda Ethanol, Inc.

4100 Spring Valley Road, Suite 1001B

Dallas, Texas 75244

Telephone: (972) 980-7159

Fax: (972) 980-6815

Attention: General Counsel

With a copy to the Company’s Chief Financial Officer

Either Party may, by written notice to the other Party, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

21. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral; provided, however, that it is understood and agreed that other payments may be made to PEM by the Company pursuant to other financial arrangements that are agreed to by the Parties hereto now or hereafter and such other payments under such agreements or arrangements may not be offset against any charges for PEM Services provided pursuant to this Agreement without the express written consent of the Company.

22. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. Except as otherwise provided, any dispute directly or indirectly based upon, arising out of, connected to or relating to this Agreement, the transactions contemplated hereby or any right or obligation created hereby, irrespective of the legal theory or claims underlying any such dispute (including any tort and statutory claims), shall be resolved in any court of competent jurisdiction located in Dallas County, Texas. Each of the Parties to this Agreement hereby irrevocably (a) consents to submit itself to the personal jurisdiction of any Texas state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, including a motion for forum of non conveniens or other actions or other motions asserting the aforementioned forum is inconvenient, and (c) agrees that it will not bring any action in relation to this Agreement or any of the other transactions contemplated hereby in any court other than a Texas state or federal court.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

PANDA ENERGY MANAGEMENT, LP

By:	PEMC, Inc., its General Partner
Name:	Michael A. Trentel
Title:	Chief Financial Officer

PANDA ETHANOL, INC.

By:	/s/ MICHAEL A. TRENTEL
Name:	Michael A. Trentel
Title:	Chief Financial Officer